UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HOUSTON AMERICAN ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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You invested in Houston American Energy Corp. Now, please vote your shares!

June 21, 2021

Dear Fellow Shareholder:

I am writing once more to ask for your support for Proposal 2 in our Proxy Statement to increase our authorized shares of common stock.

Approval of Proposal 2, increasing our authorized shares of common stock, is critical to our ability to execute our business plan. In that regard, please consider the following:

●	We presently have 12 million shares of common stock authorized and have issued and outstanding 9.9 million shares in addition to 0.9 million shares that are subject to outstanding warrants and options. Accordingly, we have available for issuance only 10% of our authorized shares.

●	We have no current plans to offer or issue any of the existing, or proposed increased, authorized shares of common stock.

●	The proposed increase in authorized shares is about future financing flexibility. We hold interests in mineral prospects in Colombia and the Permian Basin and routinely seek attractive opportunities there and elsewhere. In order to allow us to timely react to opportunities, maintain our existing drilling prospects and execute our business plan, we need to have access to capital.

●	The leading independent shareholder voting advisory groups (ISS and Glass Lewis) have both recommended that shareholders vote FOR Proposal 2 and a substantial majority of shares voted to date have voted FOR Proposal 2.

●	If we are unable to increase our authorized shares of common stock and are unable to finance participation in attractive opportunities from cash on hand, we will be forced to either forego such opportunities or to pursue alternative financing structures which may include issuance of debt, preferred stock or other instruments, each of which may include features that disadvantage our common shareholders.

I would also note that our prior adjournment of our annual shareholders meeting to solicit additional votes on Proposal 2 increases our administrative cost to the detriment of our company and you, our shareholders. Your prompt action to vote your shares will save your company from incurring additional expenses. You may vote at www.ProxyVote.com or by calling our representative toll-free at 866-620-5206.

We value your investment in Houston American and hope that you will support your company by voting as soon as possible. If you have any questions regarding Proposal 2, please feel free to reach out to me at 713-222-6966.

John Terwilliger

Chief Executive Officer